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                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS


PROPERTY NAME:                     Windemere Apartments

LOCATION OF PROPERTY:              2909 Hayes Road
                                   Houston, Harris County, Texas

PURPOSE OF THE APPRAISAL:          To estimate the Market Value of the subject
                                   property.

PROPERTY RIGHTS APPRAISED:         Fee Simple Estate

SITE DATA AND ZONING:              The subject parcel is roughly rectangular in
                                   shape and contains approximately 8.6 acres of land. The City of Houston has no official zoning ordinance. Land use is often controlled by deed restrictions and all development plans must be approved by the City of Houston Planning Department.

IMPROVEMENT DATA:                  The subject consist of 257 apartment units
                                   totaling 214,055 square feet of net rentable area. The structural improvements consist of 19 residential buildings and an office/ leasing building. Exterior finish consist of painted wood siding and brick veneer with pitched roofs. Additional amenities include a club room, two laundry rooms, fitness center, two swimming pools, controlled access entry gates, concrete paved parking, concrete walkways, fencing and landscaping.
                                   The improvements were completed in 1980.

HIGHEST AND BEST USE               To hold the site for future multifamily
AS VACANT:                         residential development.

AS IMPROVED:                       Considered to be that of the existing
                                   improvements.
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          SUMMARY OF SALIENT FACTS AND CONCLUSIONS (Continued)

TENANT DATA:                       Windemere Apartments caters primarily to
                                   adults and families employed in the
                                   surrounding area. Leases are typically
                                   signed for six to 12-month terms. The
                                   subject is reportedly 94% occupied and 100% leased as of the date of appraisal.

DATE OF VALUE ESTIMATE:            March 26, 1996


SUMMARY OF STABILIZED
PRO FORMA:

                                           TOTALS             PER UNIT
    Potential Gross Income                $1,681,555           $ 6,543
    Vacancy & Credit Loss                    134,524               523
                                         -----------           -------
    Effective Gross Income                $1,547,031           $ 6,020
    Operating Expenses                       922,856             3,591
                                         -----------           -------
    Net Operating Income                  $  624,175           $ 2,429


VALUE CONCLUSIONS

The Cost Approach:                   N/A

The Income Capitalization
Approach:                            $6,250,000

The Sales Comparison Approach:       $6,250,000

FINAL VALUE ESTIMATE:                $6,250,000